EXHIBIT 4.9
THIRD AMENDMENT AND CONSENT
          THIS THIRD AMENDMENT AND CONSENT dated as of November 30, 2006 (this “Amendment”), by and among EMS TECHNOLOGIES, INC., a Georgia corporation (the “Borrower”), the Lenders listed on the signature page hereof and SUNTRUST BANK, in its capacity as the Administrative Agent (the “Administrative Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into that certain U.S. Revolving Credit Agreement dated as of December 10, 2004, as amended by that certain First Amendment to U.S. Revolving Credit Agreement dated as of February 11, 2005 and as further amended by that certain Second Amendment, Limited Waiver and Consent dated as of August 10, 2005 (as so amended, the “Credit Agreement”);
          WHEREAS, the Borrower, the Lenders and the Administrative Agent desire to amend the Credit Agreement in certain respects on the terms and conditions contained herein; and
          WHEREAS, the Borrower has informed the Administrative Agent and the Lenders that the Borrower intends to sell the assets of the business currently conducted by the Borrower’s EMS Wireless division (the “Wireless Assets”) and has requested that the Administrative Agent and the Lenders consent to the sale of the Wireless Assets as required under Section 7.6 of the Credit Agreement.
          NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Lenders, the Administrative Agent and the Borrower hereby agree as follows:
1. Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings ascribed to them as in the Credit Agreement.
2. Amendments.
     (a) The Credit Agreement is hereby amended by adding the following new defined terms to Section 1.1. in the appropriate alphabetical order:
“‘Collateral Account’ means a deposit account established with and maintained by the Issuing Bank for the purpose of holding cash collateral to secure obligations owing by the Borrower to the Issuing Bank under and in respect of Letters of Credit.”
“‘Facility Termination Date’ has the meaning set forth in Section 2.27.”
     (b) The Credit Agreement is hereby further amended by deleting subsection (a) of Section 2.26. in its entirety and inserting in lieu thereof the following:

“(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.26(e), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall be a standby letter of credit which shall expire not later than the date that is eighteen (18) months after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension); (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans of all Lenders would exceed the Aggregate Revolving Commitments. Upon the issuance of each Letter of Credit (including the Existing Letters of Credit), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.”
(c) The Credit Agreement is hereby further amended by adding the following new Sections 2.27. and 2.28 immediately following Section 2.26 thereof:
“Section 2.27. Expiration or Termination Date of Letters of Credit Past Commitment Termination Date.
Upon the Facility Termination Date (as defined below), the Borrower shall deposit in the Collateral Account with the Issuing Bank an amount of Dollars equal to 105% times the aggregate stated amount of all Letters of Credit with an expiration or termination date occurring after the Facility Termination Date. If a drawing pursuant to any such Letter of Credit occurs on or prior to the expiration or termination date of such Letter of Credit but after the Facility Termination Date, the Borrower hereby authorizes the Issuing Bank to use the monies deposited in the Collateral Account to make payment to the beneficiary or other payee with respect to such drawing. If no drawing occurs on or prior to the expiration or termination date of such Letter of Credit, the Issuing Bank shall return to the Borrower the monies deposited in the Collateral Account with respect to such outstanding Letter of Credit on or before the date thirty (30) Business Days after the expiration or termination date with respect to such Letter of Credit. The “Facility Termination Date” shall mean the earlier of (a) the date that is ten (10) Business Days prior to the Commitment Termination Date and (b) the date on which this Agreement or the Commitments are terminated (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise).

Section 2.28. Collateral Account.
     The Collateral Account shall be in the name of the Issuing Bank as a cash collateral account and the Issuing Bank shall have sole dominion and control over, and sole access to, the Collateral Account subject to the Issuing Bank’s obligations set forth in Section 2.27 and this Section 2.28. Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Collateral Account. The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Collateral Account or any funds held therein, or (ii) create or permit to exist any Lien upon or with respect to the Collateral Account or any funds held therein, except as expressly provided in this Agreement. The Issuing Bank shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Bank accords other funds deposited with the Issuing Bank, it being understood that the Issuing Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account. Subject to the right of the Issuing Bank to withdraw funds from the Collateral Account as provided herein, the Issuing Bank may in its sole discretion and without any obligation to do so whatsoever invest funds on deposit in the Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, in each case, in Permitted Investments of the type described in clauses (a) through (e) of the definition thereof, as the Issuing Bank may select or in such other investments as shall be agreed upon by the Issuing Bank and the Borrower. Unless the Facility Termination Date has occurred by reason of the occurrence of an Event of Default, the proceeds of such investments shall be the property of the Borrower and the Issuing Bank shall account to the Borrower for any such investments from time to time as agreed upon by the Borrower and the Issuing Bank. However, if an Event of Default has occurred and is continuing and any Obligations remain outstanding, proceeds of investments shall be distributed to the Lenders pro rata in accordance with their respective Pro Rata Share at such times as the Administrative Agent and the Issuing Bank shall reasonably designate. After payment in full of all Obligations and/or the expiration of all Letters of Credit and the distribution of monies contained therein to the Lenders as provided above, the Issuing Bank shall deliver to the Borrower any monies remaining in the Collateral Account.”
(d) The Credit Agreement is hereby further amended by re-numbering clauses (e) and (f) in Section 5.2 thereof as clauses (f) and (g), respectively, and adding the following new clause (e) in the appropriate alphabetic order:
“(e) any claims or potential claims arising under that certain Asset Purchase Agreement dated as of October 31, 2006 between Andrew Corporation and the Borrower with respect to breaches, misrepresentations or indemnities of either party which could reasonably be expected to equal or exceed $1,000,000;”

3. Consent. At the request of the Borrower, but subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Lenders hereby consent to the sale of the Wireless Assets in accordance with the terms of that certain Asset Purchase Agreement dated as of October 31, 2006 between Andrew Corporation and the Borrower. The Borrower acknowledges and agrees that the consent contained in the foregoing sentence shall not waive or amend (or be deemed to be or constitute an amendment to or waiver of) any other covenant, term or provision in the Credit Agreement or hinder, restrict or otherwise modify the rights and remedies of the Lenders and the Administrative Agent following the occurrence of any present or future Default or Event of Default (whether or not related to the sale of the Wireless Assets) under the Credit Agreement or any other Loan Document.
4. Effectiveness of Amendment. The effectiveness of this Amendment is subject to the truth and accuracy of the representations set forth in Sections 5 and 6 below and satisfaction of each of the following conditions:
(a)	Receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrower, the Subsidiary Loan Parties, the Administrative Agent and the Lenders constituting the Required Lenders;

(b)	Receipt by the Administrative Agent of the Written Consent of the Instructing Group attached hereto duly executed by the Instructing Group (as defined in the Intercreditor Agreement) and instructing the Collateral Agent to release its Liens on the Wireless Assets;

(c)	Payment of all fees, costs and expenses of the Administrative Agent and Lenders, including the fees of Administrative Agent’s counsel incurred through the date of this Amendment; and

(d)	Such other documents, agreements, instruments, certificates or other confirmations as the Administrative Agent may reasonably request.
5. Representations of the Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     (a) Corporate Power and Authority. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings, if any, (iii) do not and will not violate any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) does not violate or breach any provision of the organizational documents of, or any agreement or other instrument binding upon, the Borrower or its Subsidiaries. The Borrower has duly executed and delivered the Amendment, and, both the Amendment and the Credit Agreement as amended by the Amendment, constitute the Borrower’s legal, valid and binding obligation enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     (b) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of the Amendment by the Borrower or (ii) the legality, validity, binding effect or enforceability of any such Amendment against the Borrower.
     (c) No Default. No Default or Event of Default will exist immediately after giving effect to this Amendment.
6. Reaffirmation of Representations. Without limiting Section 5 hereof, the Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties relate expressly to an earlier date).
7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA.
8. No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms. The Borrower hereby ratifies, confirms and reaffirms its liabilities, its payment and performance obligations (contingent or otherwise) and its agreements under the Credit Agreement and the other Loan Documents to the extent the Borrower is a party thereto, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby.
9. No Waiver; References to the Credit Agreement. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.
10. No Novation. Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.
11. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Amendment is solely for the benefit of the Borrower, the Lenders and the Administrative Agent, and no term or provision hereof shall be deemed to confer and benefit or rights on any other Person.
12. Expenses. The Borrower agrees to reimburse the Lenders and the Administrative Agent on demand for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by such parties in negotiating, documenting and consummating this Amendment, the other documents referred to herein, and the transactions contemplated hereby and thereby.
13. Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
14. Headings. Headings and captions used in this Amendment are included for convenience of reference only and shall not be given any substantive effect.
15. Counterparts; Integration. This Amendment may be executed and delivered via facsimile with the same force and effect as if an original were executed and may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Amendment constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
[SIGNATURES ON FOLLOWING PAGES]

          IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have caused this Third Amendment and Consent to be duly executed by their respective duly authorized officers as of the day and year first above written.

EMS TECHNOLOGIES, INC.

By:

Name:
Title:

SUNTRUST BANK, in its capacities as a Lender,
Swingline Lender and as Administrative Agent

By:

Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION,
in its capacity as a Lender

By:

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION,
in its capacity as a Lender

By:

Name:
Title:

REAFFIRMATION OF OBLIGATIONS UNDER LOAN DOCUMENTS
     Each of the undersigned Subsidiary Loan Parties hereby reaffirms its continuing obligations owing to the Administrative Agent and each Lender under the Loan Documents to which such Person is a party and agrees that the foregoing Third Amendment and Consent shall not in any way affect the validity and enforceability of any such Loan Document, or reduce, impair or discharge the obligations of such Person thereunder.
     This reaffirmation shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.
     IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Reaffirmation of Obligations under Loan Documents as of November 30, 2006.

EMS INVESTMENT HOLDINGS, INC.

By:

Name:

Title:

LXE INC.

By:

Name:

Title:

WRITTEN CONSENT OF THE INSTRUCTING GROUP
November 30, 2006
SunTrust Bank, as Collateral Agent
c/o SunTrust Robinson Humphrey
303 Peachtree Street, N.E./25th Floor
Atlanta, GA 30308
Attention: Agency Services
SunTrust Bank
303 Peachtree Street, N.E., 3rd Floor
Atlanta, GA 30308
Attention: Bradley J. Staples
Ladies and Gentlemen:
Reference is hereby made to that certain Third Amendment and Consent dated as of the date hereof (the “Third Amendment”) by and among EMS Technologies, Inc. (the “Borrower”), the lenders party thereto (the “Lenders”) and SunTrust Bank (the “Administrative Agent”) which amends that certain U.S. Revolving Credit Agreement dated as of December 10, 2004 (the “Credit Agreement”) by and among the Borrower, the Lenders and the Administrative Agent. Unless otherwise stated herein, capitalized terms used and not defined herein shall have the respective meanings given such terms in the Third Amendment or the Credit Agreement as applicable.
Pursuant to Section 6.01(d) of the Intercreditor Agreement, the undersigned, constituting the Instructing Group under and as defined in the Intercreditor Agreement, consent to the Collateral Agent’s release of the Collateral Agent’s Liens on the Wireless Assets. The undersigned hereby authorize and instruct the Collateral Agent to take such actions as may be necessary to release and terminate such Liens.
[Signatures on Following Pages]

[Signature page to Written Consent of Instructing Group]

SUNTRUST BANK

By:

Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:

Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, CANADA BRANCH

By:

Name:
Title:

GE CANADA FINANCE HOLDING COMPANY

By:

Name:
Title: